Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (“Amendment”) is made and entered into as of the 29th day of April, 2005, by and between CSM PROPERTIES, INC., a Minnesota corporation (“Landlord”) and PPT VISION, INC., a Minnesota corporation (“Tenant”).

RECITALS

A.                                   Landlord and Tenant entered into that certain Lease dated July 17, 1998, as amended by that certain Addendum to Lease dated July 26, 1999, as further amended by that certain First Amendment of Lease dated October 28, 1999 (collectively, the “Lease”) pursuant to which Tenant leases from Landlord approximately 64,112 square feet of space located in the Prairie Crossroads Corporate Center, as more particularly described in the Lease (the “Premises”).

B.                                     The parties desire to amend the Lease in accordance with the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lease is hereby supplemented, amended and modified as follows:

1.                                       Reduction of Premises.  As of May 1, 2005 (the “Reduction Date”), Tenant shall surrender to Landlord that portion of the Premises consisting of approximately 28,977 rentable square feet which is depicted on the attached Exhibit A attached hereto (the “Surrender Space”).  As of the Reduction Date (i) the Premises shall consist of approximately 35,135 rentable square feet as depicted on Exhibit A-1 attached hereto, subject to final measurement, and (ii) Tenant’s Pro-Rata Share of operating expenses shall be forty three and 45/100 percent (43.45%).  Tenant’s Base Rent for the remaining Premises shall reduced in accordance with Section 3 of this Amendment.

2.                                       Lease Term.  The term of the Lease shall be extended for an additional twenty four (24) month period, commencing June 1, 2009 and expiring May 31, 2011.  Section 14.14 (Right to Terminate) of the Lease is hereby deleted.

3.                                       Base Rent.  As of April 29, 2005, Tenant is in default on its payment of Base Rent and operating expenses under the Lease in the amount of Two Hundred Ninety Eight Thousand Three Hundred One and No/100 Dollars ($298,301.00) (the “Delinquent Rent”).  Tenant shall pay the Delinquent Rent to Landlord concurrently with the execution of this Amendment.  Tenant shall also pay a lease reduction penalty (“Penalty”) in the amount of Two Hundred Forty Thousand and No/100 Dollars ($240,000.00) in twelve (12) equal monthly installments of Twenty Thousand and No/100 Dollars ($20,000.00) on or prior to the first day of each month commencing May 1, 2005 through April 1, 2006, in addition to Tenant’s existing rent obligations.  Landlord has also agreed to reduce Tenant’s Base Rent for the remaining Premises to Eight and 10/100 Dollars ($8.10) per rentable square foot for the period commencing May 1, 2005 through May 31, 2009, and Eight and 91/100 Dollars ($8.91) per rentable square foot for the period commencing June 1, 2009 through May 31, 2011.  Tenant’s revised Base Rent obligations (including the Penalty) are summarized as follows:

Months	Monthly Base Rent	Per Rentable Sq. Ft.
5/1/2005 – 4/30/2006	$43,716.13	$14.93
5/1/2006 – 5/31/2009	$23,716.13	$8.10
6/1/2009 – 5/31/2011	$26,087.74	$8.91

Notwithstanding the foregoing, if Tenant fails to pay Base Rent and the installments of the Penalty on time during the period commencing May 1, 2005 through April 30, 2006 (with time being of the essence) then Landlord shall have the right to (i) withdraw the foregoing alternative rent schedule and to require Tenant to immediately pay all delinquent amounts under the original terms of the Lease, and (ii) exercise any and all other remedies available to Landlord under the Lease, at law or in equity.

4.                                       Surrender.  On the Reduction Date, Tenant shall surrender possession of the Surrender Space in the condition required by Section 5.3 of the Lease, the same as if the Lease were being terminated.  As of the Reduction Date, Tenant shall and hereby does transfer, convey, quitclaim and assign to Landlord all of its rights and interests in and to the Surrender Space; provided the foregoing does not in any way relieve Tenant from its obligations under Section 5.3 with respect to the Surrender Space or Tenant’s obligation to pay Base Rent and its Pro-Rata Share of operating expenses on the remaining Premises.

5.                                       Failure to Surrender.  Notwithstanding anything to the contrary contained herein or in the Lease, Tenant shall have no right to extend the term of the Lease with regard to the Surrender Space beyond the Reduction Date.  If Tenant fails to surrender possession of the Surrender Space to Landlord in the condition required by this Amendment by 12:00 noon on the Reduction Date, then Landlord or its authorized agent, in addition to any and all remedies it may have under the Lease, this Amendment, at law or in equity, shall have the right to immediately recover from Tenant (i) possession of the Surrender Space, and Tenant agrees not to contest any court action or proceedings brought by Landlord or its agent to recover possession of the Surrender Space from Tenant, and (ii) damages that may be asserted against Landlord or that Landlord may incur from such holding over by Tenant.  Tenant further specifically agrees to indemnify, hold harmless and defend Landlord from and against any and all liability, loss, cost, damages, claims, actions, or causes of action (including court costs, witness fees, and reasonable attorneys’ fees) asserted against or incurred by Landlord by reason of Tenant’s failure to timely surrender possession of the Premises in accordance with the terms of this Amendment.

Without limiting the foregoing, and in addition to any other rights or remedies of Landlord under the Lease, this Amendment, at law or in equity, if Tenant does not return possession of the Surrender Space to Landlord in the physical condition required by this Amendment, then (i) any of Tenant’s personal property, furniture, fixtures, equipment or belongings that are not removed on or before the Reduction Date shall be deemed abandoned, and Tenant agrees that Landlord shall have no duty of care with respect to such property and that Landlord or its authorized agent may remove and dispose of such property as it deems prudent and any cost in regard thereto shall be payable by Tenant to Landlord as additional rent, (ii) Landlord may repair and restore the Surrender Space to the condition required by the terms of this Amendment and recover the costs of doing so from Tenant and (iii) Tenant agrees to indemnify, hold harmless and defend Landlord from and against any and all liability, loss, cost, damages, claims, actions, or causes of action (including court costs, witness fees and reasonable attorneys’ fees) incurred by or asserted against Landlord by reason of Tenant’s failure to return possession of the Surrender Space in the physical condition required by this Amendment.

6.                                       Landlord’s Work.  Landlord, at its sole cost and expense (except as provided below), will complete the construction of the interior improvements to the Premises described in the floor plan and specifications attached hereto as EXHIBIT B (collectively, “Landlord’s Work”).  Any changes or modifications to Landlord’s Work shall be made and accepted by written change orders or agreement signed by Landlord and Tenant and shall constitute an amendment to this Lease.  Tenant shall reimburse Landlord, within fifteen (15) days after written request, for the cost of any change orders that increase the total cost of Landlord’s Work.  Notwithstanding anything to the contrary, Tenant shall pay One Hundred and Forty Thousand and No/100 Dollars ($140,000.00) (the “Tenant Improvement Funds”) to Landlord for the cost of the Landlord’s Work concurrently with the execution of this Amendment.

7.                                       Final Measurement.  As soon as reasonably possible after the Reduction Date, Landlord will provide Tenant with a calculation of the rentable area of the Premises as determined by Landlord.  Thereafter, Landlord and Tenant shall execute an addendum to the Lease substantially in the form attached hereto as Exhibit C, confirming said determination and adjusting, to the extent applicable, (i) the area of the Premises, (ii) the Base Rent, and (iii) Tenant’s Pro-Rata Share of operating expenses to reflect the actual rentable square foot area of the Premises.  Until such time as said as-built measurements are available, Tenant agrees that the estimated square feet of rentable area of the Premises set forth in Section 1 above shall be utilized to compute Base Rent, Tenant’s Pro-Rata Share of Operating Expenses and any other sums due hereunder based in whole or in part on the square footage of the Premises and Landlord shall reconcile such amounts paid if the actual rentable square footage is different than that set forth in Section 1 hereof.

8.                                       Utilities.  Any utilities that cannot be separately metered to the remaining Premises shall be paid by Landlord and included within the definition of operating expenses of which Tenant shall reimburse Landlord it Pro-Rata Share thereof.

9.                                       Brokerage.  Each of the parties represent and warrant that there are no claims for brokerage commissions or finder’s fees in connection with this Amendment, and agrees to indemnify the other against, and hold it harmless from all liabilities arising from any such claim, including without limitation, the costs of attorney’s fees in connection therewith.

10.                                 Miscellaneous.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning ascribed to them in the Lease.  Except as specifically modified herein, all of the covenants, conditions, and obligations under the Lease shall remain unchanged and in full force and effect. In the event of a conflict between the terms of the Lease and this Amendment, the terms of this Amendment shall prevail. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.  This Amendment may be executed in one or more counterparts each of which when so executed and delivered shall constitute an original, but together said counterparts shall constitute one and the same instrument.  Execution copies of this Amendment may be delivered by facsimile, and the parties hereto agree to accept and be bound by facsimile signatures hereto.  The signature of any party on a facsimile document, for purposes hereof, is to be considered to have the same binding effect as an original signature on an original document.  At the request of either party, any facsimile document is to be re-executed in original form by the party who executed the original facsimile document.  Neither party may raise the use of a facsimile machine or the fact that any signature was transmitted through the use of a facsimile machine as a defense to the enforcement of this Amendment.  Notwithstanding anything to the contrary contained herein, if Tenant does not pay to Landlord the Delinquent Rent and the Tenant Improvement Funds within five (5) business days of the execution of this Amendment, then Landlord may terminate this Amendment by delivering written notice to Tenant.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

CSM PROPERTIES, INC.	PPT VISION, INC.

By:	By:

Print Name:	Print Name:

Print Title:	Print Title:

EXHIBIT A

SURRENDER SPACE

EXHIBIT A-1

PREMISES

EXHIBIT B

LANDLORD’S WORK

EXHIBIT C

ADDENDUM TO SECOND AMENDMENT TO LEASE

THIS ADDENDUM TO SECOND AMENDMENT TO LEASE (“Addendum”) is entered into this        day of                     , 2005 between CSM PROPERTIES, INC., a Minnesota corporation (“Landlord”) and PPT VISION, INC., a Minnesota corporation (“Tenant”) and modifies that certain Second Amendment to Lease dated April 29, 2005 (the “Amendment”).

The Amendment is amended as follows:

1.                                       Premises.  Landlord and Tenant acknowledge and confirm that according to the “as-built” measurements the Premises consists of                        rentable square feet.

2.                                       Base Rent.

Months	Monthly Base Rent	Per Rentable Sq. Ft.
5/1/2005 – 4/30/2006	$	$14.93
5/1/2006 – 5/31/2009	$	$8.10
6/1/2009 – 5/31/2011	$	$8.91

3.                                       Pro-Rata Share.  Landlord and Tenant acknowledge and confirm that Tenant’s Pro-Rata Share of operating expenses shall be        percent (      %).

4.                                       Miscellaneous.  If any provision of the Amendment is inconsistent with the provisions contained herein, then and in such event, the provisions of this Addendum shall control.  Except as expressly modified herein, all other terms and conditions of the Amendment shall remain unchanged, and in full force and effect.

LANDLORD:	TENANT:

CSM PROPERTIES, INC.	PPT VISION, INC.

By:	By:

Print Name:	Print Name:

Print Title:	Print Title: